Exhibit 99.1

NEWS ANNOUNCEMENT

Conference Call:	Today, October 20, 2011 at 10:00 a.m. ET
Dial-in number:	212/231-2917
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING’S THIRD QUARTER REVENUE RISES 11.4% TO $710.9 MILLION AND ADJUSTED EBITDA INCREASES 27.2% TO $206.1 MILLION

- Third Quarter Net Income Attributable to Penn National

Shareholders of $70.8 Million, or $0.66 Per Diluted Share -

- Establishes 2011 Fourth Quarter Guidance and Updates 2011 Full Year Guidance -

Wyomissing, Penn., (October 20, 2011) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported third quarter operating results for the three months ended September 30, 2011, as summarized below:

Summary of Third Quarter Results

	Three Months Ended September 30,
(in millions, except per share data)	2011 Actual	2011 Guidance (2)	2010 Actual
Net revenues	$710.9	$703.6	$638.3
Adjusted EBITDA (1)	206.1	197.4	162.0
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(135.3)	(140.3)	(113.7)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$70.8	$57.1	$48.3

Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.66	$0.53	$0.46

(1)          Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)          The figures in this column present the guidance Penn National Gaming provided on July 21, 2011 for the three months ended September 30, 2011.

Review of Third Quarter 2011 Results vs. Guidance and Third Quarter 2010 Results

	Three Months
	Ended
	September 30, 2011
	Pre-tax	After-tax
	(in thousands)
Income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, as reported	$109,081	$70,803
Property and unconsolidated affiliates results	(8,782)	(5,496)
Currency translation gain	(2,912)	(1,862)
Tax rate variance from restructuring	—	(3,979)
Depreciation, amortization and loss on disposals variance from guidance	(2,051)	(1,284)
Interest expense variance from guidance	(994)	(622)
Other	(678)	(424)
Income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, per guidance (1)	$93,664	$57,136

	Three Months Ended
	September 30,
	2011	2011 Guidance (1)	2010
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.66	$0.53	$0.46
Loss on early extinguishment of debt	0.11	0.11	—
Gain on sale of Maryland Jockey Club	(0.12)	(0.11)	—
Currency translation (gain) loss	(0.02)	—	0.01
Tax rate variance from restructuring	(0.03)	—	—
Depreciation, amortization and loss on disposals variance from guidance	—	0.01	—
Interest expense variance from guidance	—	0.01	—
Capital House litigation settlement	—	—	(0.06)
Gain on Hollywood Casino Joliet fire claim	—	—	(0.04)
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries excluding items not included in guidance	$0.60	$0.55	$0.37

(1)          The guidance figures in the tables above present the guidance Penn National Gaming provided on July 21, 2011 for the three months ended September 30, 2011.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “While concerns about the U.S. and global economies, as well as weakness in the capital markets, persisted throughout the quarter, Penn National did not experience any significant changes in consumer spending patterns at our facilities.  The focus of our corporate and property management teams on enhancing operating efficiencies and maintaining a disciplined approach to marketing continues to generate higher quality revenue, resulting in broad-based EBITDA and margin gains across our portfolio.  Penn National is also making excellent progress with our three significant development projects scheduled to open in 2012.  At the same time, by actively and conservatively managing our capital structure to provide the financial flexibility to support near- and long-term growth initiatives, the Company is well positioned to participate in other domestic and international emerging gaming opportunities.

“With strong near- and long-term growth prospects, strong cash flow from our diversified operating base, and excellent liquidity, we took advantage of the dislocation in the capital markets during the third quarter and repurchased 755,517 shares of our Common Stock for approximately $27.1 million.

“Our third quarter revenue and EBITDA growth of 11% and 27%, respectively, exceeded guidance again illustrating the value of our operating disciplines, continued success with company-wide initiatives to improve margins and returns on capital deployed over the last year for expanded, acquired and newly-opened facilities.  Penn National’s third quarter property adjusted EBITDA comparisons benefited from the inclusion of a full quarter’s results from M Resort and Hollywood Casino Perryville and continued growth at Hollywood Casino at Charles Town Races.  Impressively, fourteen of our fifteen gaming properties generated year-over-year improvements in adjusted EBITDA margins, and twelve of the fifteen increased their adjusted EBITDA.

“Commencing with the appointment of our third senior vice president of regional operations, we are now reporting operating results in four segments — Midwest, East/West, Southern Plains and Other — rather than by facility.  Reflecting the portfolio nature of our business, the change is intended to better highlight the way I review and assess our business performance.  In addition, it will provide us an improved structure from a management resource perspective for our current and prospective operations, and incentivize the regional heads of our operations and their teams.

“Based on the current pace of construction, Hollywood Casino at Kansas Speedway and Hollywood Casino Toledo are expected to open on time in the first quarter of 2012 and second quarter of 2012, respectively, with Hollywood Casino Columbus on track to open in the fourth quarter of 2012.  These are exciting projects that in aggregate will significantly expand our current operating base and deliver attractive returns on capital while generating significant new jobs and revenues for the communities and jurisdictions where they are located.

“We are proud of the local partnerships we have forged in establishing our presence in our newest markets and believe we are similarly well positioned and can bring value to other jurisdictions presently considering gaming expansion including: Florida and Texas where we have footholds; Maryland, where, after a period of dormancy we have resumed live and simulcast racing at Rosecroft Raceway; and, Massachusetts, where we see opportunities to effectively leverage our successful development track record in the Western part of the state.  In addition, the State of Ohio has approved the placement of VLTs at the state’s seven racetracks and while we await the regulatory structure to be put in place, we are actively seeking the relocation of our existing racetracks in Toledo and Grove City to Youngstown and Dayton, respectively.

“Reflecting the financial outperformance in the third quarter relative to guidance and assuming a continuation of the consumer trends we have experienced thus far in 2011, we are raising our full year 2011 revenue and adjusted EBITDA guidance to $2.7 billion and $733.8 million, respectively.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget	Penn National’s Share of Planned Total Budget	Amount Expended through September 30, 2011		Expected Opening Date
		(in millions)
Hollywood Casino Toledo (OH) - Construction is underway for the Toledo site, with a casino opening with 2,000 slot machines, 60 table games and 20 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	2,620	$320	$320	$97.7		Second Quarter 2012

Hollywood Casino Columbus (OH) - Construction began with the April 25, 2011 groundbreaking for the Columbus Delphi site with a planned casino offering up to 3,000 slot machines, 70 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400	$400	86.7	(1)	Fourth Quarter 2012

Kansas Speedway (KS) - Project is underway with Kansas Lottery Commission approval for an 95,000 square foot casino, with approximately 2,000 slot machines, 52 table games including 12 poker tables, a 1,253 space parking deck, plus a variety of dining and entertainment options.	2,375	$411	$155	$79.9		First Quarter 2012

(1)         Hollywood Casino Columbus actual amount expended excludes the amount paid for the purchase of the parcel of land in the Columbus Arena District as well as the proceeds subsequently received from its sale.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2011 fourth quarter and full year, based on the following assumptions:

•                  A total of $13.5 million in 2011 for pre-opening expenses, with $7.5 million projected to be incurred in the fourth quarter of 2011;

•                  Does not include expected gains from insurance proceeds related to the Hollywood Casino Tunica flood;

•                  The results of operating Rosecroft Raceway with a live meet in the second half of 2011;

•                  Depreciation and amortization charges in 2011 of $210.4 million, with $50.8 million projected to be incurred in the fourth quarter of 2011;

•                  Estimated non-cash stock compensation expenses of $24.8 million for 2011, with $6.3 million of the cost incurred in the fourth quarter of 2011;

•                  LIBOR is based on the forward curve;

•                  The blended 2011 income tax rate is expected to be 37.2%, which reflects the completion during the third quarter of certain subsidiary restructurings which had the effect of reducing the blended tax rate;

•                  A diluted share count of approximately 107.3 million shares for the full year; and,

•                  There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending December 31,		Full Year Ending December 31,
(in millions, except per share data)	2011 Guidance	2010 Actual	2011 Revised Guidance	2011 Prior Guidance (2)	2010 Actual
Net revenues	$671.1	$630.2	$2,736.9	$2,727.1	$2,459.1
Adjusted EBITDA (1)	160.0	132.9	733.8	723.5	585.9
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(110.5)	(286.0)	(486.0)	(491.4)	(647.6)
Less: Net loss attributable to noncontrolling interests	—	—	—	—	(2.2)
Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$49.5	$(153.1)	$247.8	$232.1	$(59.5)

Diluted earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.46	$(1.97)	$2.31	$2.16	$(0.76)

(1)          Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)          These figures present the guidance Penn National provided on July 21, 2011 for the full year ending December 31, 2011.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010
Midwest (1)	$205,333	$208,080	$65,059	$63,341
East/West (2)	350,278	273,147	93,798	74,755
Southern Plains (3)	148,722	149,346	47,414	45,619
Other (4)	6,572	7,683	(165)	(21,706)
Total	$710,905	$638,256	$206,106	$162,009

	NET REVENUES		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Midwest (1)	$633,547	$629,584	$200,070	$179,690
East/West (2) (5)	957,275	718,766	264,700	187,041
Southern Plains (3)	450,322	456,651	149,870	140,880
Other (4)	24,663	23,889	(40,877)	(54,614)
Total	$2,065,807	$1,828,890	$573,763	$452,997

(1)          Our Midwest segment consists of the following properties: Hollywood Casino Lawrenceburg, Hollywood Casino Aurora, Hollywood Casino Joliet, and Argosy Casino Alton.  It also includes our Casino Rama management service contract as well as our two Ohio properties that are currently under construction, Hollywood Casino Toledo and Hollywood Casino Columbus, which are scheduled to open in the second quarter of 2012 and fourth quarter of 2012, respectively.

(2)          Our East/West segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Perryville, Hollywood Slots Hotel and Raceway, Hollywood Casino at Penn National Race Course, Black Gold Casino at Zia Park, and M Resort.

(3)          Our Southern Plains segment consists of the following properties: Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Baton Rouge, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, and Boomtown Biloxi.  It also includes our 50% investment in Kansas Entertainment, which will own the Hollywood Casino at Kansas Speedway that is scheduled to open in the first quarter of 2012.

(4)          Our Other segment consists of our standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford Orlando Kennel Club, and our joint venture interests in Freehold Raceway, Maryland Jockey Club (which was sold in July 2011), Sam Houston Race Park and Valley Race Park.  If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of our regional executives and reported in their respective reportable segment. The Other segment also includes our Bullwhackers property and our corporate overhead operations.  Results for the three-month period ended September 30, 2011 included a gain of $20.2 million related to the sale of our interests in the Maryland Jockey Club.

(5)          Table games were added to Hollywood Casino at Charles Town Races and Hollywood Casino at Penn National Race Course in July 2010, which significantly benefited results compared to the prior year.

Reconciliation of Adjusted EBITDA to Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$206,106	$162,009	$573,763	$452,997
(Gain) loss from unconsolidated affiliates (1)	(17,293)	3,925	(15,370)	5,762
Depreciation and amortization	(52,195)	(53,842)	(159,583)	(157,675)
Charge for stock compensation	(6,107)	(6,704)	(18,456)	(19,757)
Impairment losses	—	(816)	—	(31,542)
Insurance deductible charges, net of recoveries	(30)	5,876	13,219	5,662
(Loss) gain on disposal of assets	(146)	14	89	(923)
Income from operations	$130,335	$110,462	$393,662	$254,524
Interest expense	(23,514)	(32,412)	(78,649)	(99,615)
Interest income	68	398	217	1,739
Gain (loss) from unconsolidated affiliates (1)	17,293	(3,925)	15,370	(5,762)
Loss on early extinguishment of debt (2)	(17,838)	—	(17,838)	(519)
Other	2,737	8,259	393	8,245
Taxes on income	(38,278)	(34,437)	(114,835)	(67,140)
Net income including noncontrolling interests	70,803	48,345	198,320	91,472
Less: Net loss attributable to noncontrolling interests	—	—	—	(2,193)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$70,803	$48,345	$198,320	$93,665

(1)          Results for the three month period ended September 30, 2011 included a gain of $20.2 million related to the sale of our interests in the Maryland Jockey Club.

(2)          During the third quarter the Company entered into a new senior secured credit facility and utilized proceeds from the issuance and cash on hand to retire its previous senior secured credit facility.  Additionally, the Company redeemed its $250 million senior subordinated note obligations.  In connection with these two transactions the Company incurred debt extinguishment charges of $17.8 million.

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended September 30, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$49,167	$72,276	$36,604	$(27,712)	$130,335
Charge for stock compensation	—	—	—	6,107	6,107
Insurance deductible charges	1	—	29	—	30
Depreciation and amortization	15,731	21,556	12,735	2,173	52,195
Loss (gain) on disposal of assets	160	(34)	19	1	146
(Loss) gain from unconsolidated affiliates	—	—	(1,973)	19,266	17,293
Adjusted EBITDA	$65,059	$93,798	$47,414	$(165)	$206,106

Three Months Ended September 30, 2010

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$51,550	$55,262	$30,799	$(27,149)	$110,462
Charge for stock compensation	—	—	—	6,704	6,704
Impairment losses	816	—	—	—	816
Insurance recoveries, net of deductible charges	(5,876)	—	—	—	(5,876)
Depreciation and amortization	16,854	19,482	15,136	2,370	53,842
(Gain) loss on disposal of assets	(3)	11	(24)	2	(14)
Loss from unconsolidated affiliates	—	—	(292)	(3,633)	(3,925)
Adjusted EBITDA	$63,341	$74,755	$45,619	$(21,706)	$162,009

Nine Months Ended September 30, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$171,651	$201,500	$105,397	$(84,886)	$393,662
Charge for stock compensation	—	—	—	18,456	18,456
Insurance recoveries, net of deductible charges	(18,536)	—	5,317	—	(13,219)
Depreciation and amortization	46,983	63,238	42,240	7,122	159,583
(Gain) loss on disposal of assets	(28)	(38)	14	(37)	(89)
(Loss) gain from unconsolidated affiliates	—	—	(3,098)	18,468	15,370
Adjusted EBITDA	$200,070	$264,700	$149,870	$(40,877)	$573,763

Nine Months Ended September 30, 2010

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$105,035	$128,931	$97,707	$(77,149)	$254,524
Charge for stock compensation	—	—	—	19,757	19,757
Impairment losses	31,542	—	—	—	31,542
Insurance recoveries, net of deductible charges	(5,662)	—	—	—	(5,662)
Depreciation and amortization	48,336	58,001	44,729	6,609	157,675
Loss on disposal of assets	439	109	373	2	923
Loss from unconsolidated affiliates	—	—	(1,929)	(3,833)	(5,762)
Adjusted EBITDA	$179,690	$187,041	$140,880	$(54,614)	$452,997

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues
Gaming	$636,389	$582,307	$1,868,373	$1,668,870
Food, beverage and other	109,681	85,787	289,361	250,971
Management service fee	4,476	4,363	11,830	11,569
Revenues	750,546	672,457	2,169,564	1,931,410
Less promotional allowances	(39,641)	(34,201)	(103,757)	(102,520)
Net revenues	710,905	638,256	2,065,807	1,828,890

Operating expenses
Gaming	331,496	309,991	979,285	890,473
Food, beverage and other	87,952	66,857	231,801	196,705
General and administrative	108,897	102,164	314,695	303,633
Depreciation and amortization	52,195	53,842	159,583	157,675
Impairment losses	—	816	—	31,542
Insurance deductible charges, net of recoveries	30	(5,876)	(13,219)	(5,662)
Total operating expenses	580,570	527,794	1,672,145	1,574,366
Income from operations	130,335	110,462	393,662	254,524

Other income (expenses)
Interest expense	(23,514)	(32,412)	(78,649)	(99,615)
Interest income	68	398	217	1,739
Gain (loss) from unconsolidated affiliates	17,293	(3,925)	15,370	(5,762)
Loss on early extinguishment of debt	(17,838)	—	(17,838)	(519)
Other	2,737	8,259	393	8,245
Total other expenses	(21,254)	(27,680)	(80,507)	(95,912)

Income from operations before income taxes	109,081	82,782	313,155	158,612
Taxes on income	38,278	34,437	114,835	67,140
Net income including noncontrolling interests	70,803	48,345	198,320	91,472
Less: Net loss attributable to noncontrolling interests	—	—	—	(2,193)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$70,803	$48,345	$198,320	$93,665

Earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries:
Basic earnings per common share	$0.73	$0.51	$2.05	$0.97
Diluted earnings per common share	$0.66	$0.46	$1.85	$0.88

Weighted-average common shares outstanding:
Basic	78,242	77,414	78,264	78,228
Diluted	107,449	105,509	107,329	106,452

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Repurchases of Common Stock

On June 9, 2011, the Board of Directors authorized the extension of the repurchase program previously authorized by the Board on June 9, 2010 which provided for the purchase of up to $300 million of the Company’s common stock.  During the three months ended September 30, 2011, Penn National Gaming repurchased 755,517 shares of its Common Stock in open market transactions for approximately $27.1 million at an average price of $35.78 per share.  Reflecting repurchases made in 2010 and in 2011 to date, Penn National Gaming has $238.3 million remaining under its current authorization.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted

EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2917; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-five facilities in eighteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature approximately 28,500 gaming machines, approximately 600 table games, 2,400 hotel rooms and 1.1 million square feet of gaming floor space.

Through a joint venture, Penn National is developing a full casino at Kansas Speedway in Kansas City, which is anticipated to open in the first quarter of 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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